Exhibit (b)(1)

To:	Lonza Group Ltd. (the “Company”)

P.O. Box 4002 Basel/Switzerland

For the attention of: Toralf Haag

10 July 2011

Dear Sirs,

Project Nutmeg

We, J.P. Morgan Limited (the “Global Coordinator”), Citigroup Global Markets Limited, Credit Suisse AG and J.P. Morgan Limited (the “Mandated Lead Arrangers”), Citigroup Global Markets Limited, Credit Suisse AG London Branch and J.P. Morgan Limited (the “Bookrunners”) and Citibank, N.A., London Branch, Credit Suisse AG and JPMorgan Chase Bank, N.A., London Branch (the “Underwriters”), are pleased to set out in this letter the terms and conditions on which we are willing to co-ordinate, arrange, manage the syndication of and underwrite the Facilities. The Global Coordinator, Mandated Lead Arrangers, Bookrunners and Underwriters are together the “Initial Banks”.

In this letter:

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and, where such term is used in paragraph 9 (No Front-running) only, each of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Zurich and New York.

“close of primary syndication” means the time the Bookrunners close primary syndication of the Syndicated Facilities under paragraphs 6.2 or 6.3.

“Facility Documents” means a facilities agreement and related documentation (based on the terms set out in the Mandate Documents) in form and substance satisfactory to the Initial Banks and the Company, acting reasonably.

“Fee Letter” means any fee letter between any of the Initial Banks and/or the Agent and the Company dated on or about the date of this letter.

“Group” means the Company and each of its subsidiaries.

Mandate Letter

“Mandate Documents” means this letter, the Term Sheet, any Fee Letter and any other document designated as a Mandate Document by the Company and the Initial Banks.

“Syndicated Facilities” means each of Facility A2, Facility B and Facility C.

“Term Sheet” means the term sheet attached to this letter as an appendix.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this letter.

1.	Appointment

1.1	The Company appoints:

	(a)	the Global Coordinator as exclusive global coordinator of the Facilities;

	(b)	the Mandated Lead Arrangers as exclusive arrangers of the Facilities;

	(c)	the Underwriters as exclusive underwriters of the Facilities;

	(d)	the Bookrunners as exclusive bookrunners in connection with syndication of the Syndicated Facilities;

	(e)	J.P. Morgan Limited as documentation agent in connection with the Facilities; and

	(f)	Credit Suisse AG, London Branch as facility agent in connection with the Facilities.

1.2	Until this mandate terminates in accordance with paragraph 14 (Termination):

	(a)	no other person shall be appointed as coordinator, mandated lead arranger, bookrunner, underwriter, documentation agent or facility agent;

	(b)	no other titles shall be awarded to any other person in respect of the matters referred to in, or the appointments made by the Company under, paragraph 1.1 above; and

(c)

except as provided in the Mandate Documents, no other compensation shall be paid to any person in respect of the matters referred to in, or the appointments made by the Company under, paragraph 1.1 above until the Signing Date, in connection with the Facilities (but not, for the avoidance of doubt, in relation to any refinancing of any of the Facilities) without the prior written consent of each of the Global Coordinator and the Mandated Lead Arrangers.

2.	Conditions

Mandate Letter

2.1

This offer to co-ordinate, arrange and underwrite and manage the syndication of the Facilities is made on the terms of the Mandate Documents and is subject only to satisfaction of the following conditions:

(a)

compliance by the Company and (if and to the extent applicable) its Affiliates with paragraphs 4 (Clear Market), 7 (Information) and 13 (Assignments) of this letter, and in all material respects, the other terms of each Mandate Document; and

(b)

the preparation, execution and delivery of the Facility Documents by no later than the earlier of one week after the close of primary syndication and 30 September 2011 or any later date agreed between the Company and each of the Mandated Lead Arrangers and Underwriters.

Each of the Initial Banks and the Company agrees to negotiate the Facility Documents in good faith in accordance with the outline terms agreed in the Mandate Documents and otherwise on terms and conditions customary for transactions of this type and with the aim of executing the Facility Documents as soon as reasonably practicable following the date of this letter.

2.2	The underwriting proportions of each of the Underwriters in respect of the Facilities are as follows:

Underwriter	Proportion (%)	Facility Amount (USD)	A1	Facility Amount (USD)	A2	Facility Amount (USD)	B	Facility Amount (CHF)	C

Citibank, N.A., London Branch	33⅓		150,000,000		166,666,666		200,000,000		233,333,334

Credit Suisse AG	33⅓		150,000,000		166,666,667		200,000,000		233,333,333

JPMorgan Chase Bank, N.A., London Branch	33⅓		150,000,000		166,666,667		200,000,000		233,333,333

Total	100		450,000,000		500,000,000		600,000,000		700,000,000

2.3	Each of the Initial Banks confirm that they have obtained all applicable consents (including credit committee approvals) for their respective commitments as set out above.

2.4

The obligations of the Initial Banks under the Mandate Documents are several. No Mandated Lead Arranger is responsible for the obligations of any other Mandated Lead Arranger, no Underwriter is responsible for the obligations of any other Underwriter and no Bookrunner is responsible for the obligations of any other Bookrunner.

Mandate Letter

3.	Clear Market

3.1

During the period from the date of this letter to the earlier of (i) three months after the completion of the Acquisition, (ii) the date, following close of primary syndication, on which all the Lenders subject to such syndication become party to the Facility Documents, and (iii) four months after the date of this letter, the Company shall not and shall ensure that no other member of the Group, and (after the Target becomes a subsidiary of the Company) no member of the Target Group, shall announce raise or take active steps to raise any other finance in the international or any relevant domestic bilateral or syndicated loan) market(s) without the prior written consent of the Initial Banks.

3.2	Paragraph 3.1 does not apply to:

	(a)	the Facilities or any refinancing of one or more of the Facilities;

	(b)	any Other Refinancing;

	(c)	the utilisation of any credit facility existing on the date of this letter or of any bilateral facility renewed pursuant to paragraph (d) below;

	(d)	the renewal of any existing bilateral facility with the same lender for the same or a smaller amount;

(e)

a syndicated facility in relation to which discussions with potential lenders had commenced prior to the date of this letter, provided that such syndicated facility is not executed and all discussions in relation to it with potential lenders end no more than 7 days after the date of this letter;

	(f)	the arrangement or use of any uncommitted facility;

	(g)	the renewal or use of the Target’s Accounts Receivable Securitisation Programme;

(h)

any finance raised for capital expenditure in the ordinary course of business of the applicable member of the Group or the Target Group in an aggregate amount of up to CHF 150,000,000 (or its equivalent in one or more other currencies); or

	(i)	any other indebtedness up to a maximum aggregate of CHF 150,000,000 (or its equivalent in one or more other currencies).

4.	Fees, Costs and Expenses

4.1	All fees shall be paid in accordance with the Mandate Documents.

4.2	The Company shall promptly on demand (and, in any event, within 10 Business Days of the relevant demand) pay the Agent, the Mandated Lead Arrangers, the Bookrunners and

Mandate Letter

the Underwriters the amount of all out of pocket costs and expenses (including legal fees) reasonably incurred and invoiced in reasonable detail by any of them (or any of their respective Affiliates) in connection with:

	(a)	the negotiation, preparation, printing and execution of the Facility Documents, the Mandate Documents and any other documents relating to the Acquisition; and

	(b)	the syndication of the Syndicated Facilities,

whether or not the Facility Documents are signed and whether incurred before or after the date of this letter.

5.	Payments

5.1	All payments to be made under the Mandate Documents:

	(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the applicable recipient notifies to the Company;

	(b)	will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter whatsoever;

(c)

shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(d)

are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

6.	Syndication

6.1

The Bookrunners shall, in consultation with the Company and the Underwriters, manage all aspects of syndication of the Syndicated Facilities, including timing, the selection of potential Lenders (which shall all be financial institutions, including no more than 10 non-Swiss qualifying lenders within the meaning of applicable Swiss law and regulation), the acceptance and allocation of commitments and the amount and distribution of fees to Lenders.

6.2

At any time after the Bookrunners have received sufficient commitments that (when reflected as participations in the Syndicated Facilities) would result in a Successful Syndication, the Bookrunners may (after consulting with the Underwriters):

	(a)	close primary syndication of the Syndicated Facilities; and

Mandate Letter

	(b)	accept the commitments received and allocate resulting participations in the Syndicated Facilities (in a way that will result in a Successful Syndication).

6.3

If by the date which is four months after the date of this letter the Bookrunners have not received sufficient commitments that (when reflected as participations in the Syndicated Facilities) would result in a Successful Syndication, the Bookrunners may propose to the Underwriters that the Bookrunners close primary syndication of the Syndicated Facilities, accept the commitments received and allocate resulting participations in the Syndicated Facilities. Following that proposal, the Underwriters (acting together) may either:

	(a)	instruct the Bookrunners:

(i) to close primary syndication of the Syndicated Facilities; and

(ii) to accept any commitments received and to allocate resulting participations in the Facilities as directed, in each case, by the Underwriters; or

	(b)	instruct the Bookrunners to continue the primary syndication of the Syndicated Facilities.

6.4

The Bookrunners may not close primary syndication of the Syndicated Facilities, accept commitments received or allocate participations in the Facilities other than in accordance with either of paragraphs 6.2 or 6.3.

6.5

The Company shall, and shall ensure that the other members of the Group will, and (after the Target becomes a subsidiary of the Company) the Target will, give any assistance which the Bookrunners or Mandated Lead Arrangers reasonably require in relation to the syndication of the Syndicated Facilities including, but not limited to:

(a)

the preparation, with the assistance of the Mandated Lead Arrangers, of an information memorandum containing all relevant information (including projections) including, but not limited to, information about the Group, the Target Group and how the proceeds of the Facilities will be applied (the “Information Memorandum”). The Company shall approve the Information Memorandum before the Mandated Lead Arrangers distribute it to potential Lenders on the Company’s behalf;

	(b)	providing any information reasonably requested by the Mandated Lead Arrangers or potential Lenders in the Syndicated Facilities in connection with syndication;

(c)

use best efforts to make available (on no more than three separate occasions) the senior management and representatives of the Company and other members of the Group and, after the Target becomes a subsidiary of the Company, the Target, for the purposes of giving presentations to, and participating in meetings

Mandate Letter

with, potential Lenders on reasonable notice at such times and places as the Mandated Lead Arrangers may reasonably request; and

	(d)	using reasonable efforts to ensure that syndication of the Syndicated Facilities benefits from the Group’s and the Target Group’s existing lending relationships.

7.	Information

7.1	The Company represents and warrants that:

(a)

any factual information (other than financial projections and subject, in the case of any information relating to the Target Group, to the best of its knowledge and belief) provided in writing to the Mandated Lead Arrangers or the Bookrunners by or on behalf of it or any other member of the Group in relation to the Transaction (as defined in paragraph 8.3(c) (Indemnity)) (including for the purposes of preparing the Information Memorandum) (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated; and

	(b)	as at the date of preparation, any financial projections contained in the Information have been prepared in good faith on the basis of reasonable assumptions.

7.2

The representations and warranties set out in paragraph 7.1 are deemed to be made by the Company daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the date the Facility Documents are signed.

7.3

The Company shall promptly notify the Mandated Lead Arrangers and the Bookrunners in writing upon becoming aware that any representation and warranty set out in paragraph 7.1 is incorrect or misleading and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct when made.

7.4	The Company acknowledges that the Initial Banks will be relying on the Information without carrying out any independent verification.

7.5

The Company shall keep the Initial Banks informed as to the status and progress of the Acquisition (and provide such information in relation to the Acquisition as an Initial Bank may reasonably request from time to time).

7.6

In the event that the Company reasonably believes that an event or circumstance has occurred, or is reasonably likely to occur, which would constitute a Company Material Adverse Effect (as defined in the Acquisition Agreement, an “MAE Event”), it shall promptly notify the Initial Banks thereof, and, following such notice (or following any notice by the Initial Banks to the Company that in their reasonable opinion an MAE Event has occurred or is reasonably likely to occur) the Company, at the request of the Initial Banks, shall consult in good faith with the Initial Banks as to what action (if any) should be taken as a consequence thereof.

Mandate Letter

7.7

The Initial Banks confirm that, prior to the execution of this letter, they have received and reviewed the final or substantially final form of the Acquisition Agreement, and the Company confirms that there shall be no material changes or waivers to the terms of such document (including but not limited to the offer price) from the form so received by the Initial Banks, unless in each case the Initial Banks shall have consented in writing thereto, and provided that, subject to paragraph 7.6 above, this shall not restrict the waiver of a condition to closing of the Acquisition (other than the Minimum Condition (as defined in the Acquisition Agreement)).

8.	Indemnity

8.1

(a)

Whether or not the Facility Documents are signed, the Company shall within five Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

		(i)	the use of the proceeds of the Facilities;

		(ii)	any Mandate Document or any Facility Document; and/or

(iii)

the arranging, underwriting or syndication of the Facilities, other than, in the case of an Underwriter, a cost, expense, loss or liability arising out of, or in connection with, a failure to reduce its participation in the Syndicated Facilities to the level set out in the definition of “Successful Syndication”.

(b)

This indemnity shall apply whether or not such claim, investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto.

(c)

The Company will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by any Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of any Indemnified Person.

	(d)	For the purposes of this paragraph 8:

Mandate Letter

“Indemnified Person” means each Initial Bank, the Agent, in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

8.2	No Initial Bank shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

(a)

The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph 8.1 above except, following the Company’s agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Company that results directly from any material breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

	(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

	(c)	The Company represents to the Initial Banks that:

(i)

it is acting for its own account and it has made its own independent decisions to enter into the transaction contemplated in the Mandate Documents (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)

it is not relying on any communication (written or oral) from any or all of the Initial Banks as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from any or all of the Initial Banks shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)

it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv) no Initial Bank is acting as a fiduciary for it in connection with the Transaction.

Mandate Letter

8.4

The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 17.2 and 19 (Governing Law and Jurisdiction).

9.	No Front-running

Each Initial Bank agrees and acknowledges that:

	(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)

if it or any of its Affiliates engages in any Front Running, the other Initial Banks may suffer loss or damage and its position in future financings with the other Mandated Lead Arrangers, Bookrunners and Underwriters and the Company may be prejudiced;

	(c)	if it or any of its Affiliates engages in any Front Running the other Initial Banks retain the right not to allocate to it a commitment under the Facilities;

	(d)	it confirms that neither it nor any of its Affiliates has engaged in any Front Running.

When each of the Initial Banks signs the Facility Documents and any transfer document under the Facility Documents (in the case of any transfer document, only if signed within three months after the date of signing of the Facility Documents), it shall, if the other Initial Banks so request, confirm to them in writing that neither it nor any of its Affiliates has breached the terms of this paragraph 9.

Any arrangement, front-end or similar fee which may be payable to an Initial Bank in connection with the Facilities is only payable on condition that neither it nor any of its Affiliates has breached the terms of this letter. This condition is in addition to any other conditions agreed between the Initial Banks in relation to the entitlement of the Initial Bank to any such fee.

For the purposes of this paragraph 9:

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Confidential Information” means any information relating to the Company, the Group, an Obligor, the Target Group, the Facility Documents and/or the Facilities provided to an Initial Bank (the “Receiving Party”) in relation to the Facility Documents or the Facilities by the Company, Group or any of its affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of a

Mandate Letter

confidentiality agreement to which the Receiving Party is party, (b) is identified in writing at the time of delivery as non-confidential by the Providing Party, or (c) is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, other than from a source which is connected with the Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality; and

“Front Running” means undertaking any of the following activities prior to the close of primary syndication which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in primary syndication:

	(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

	(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)

entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

	(i)	made to or entered into with an Affiliate; or

(ii)

an act of an Initial Bank (or its Affiliate) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facilities.

This paragraph 9 is for the benefit of the Initial Banks only.

10.	Confidentiality

The Company and each Initial Bank acknowledges that the Mandate Documents are confidential and that none of them shall, and each shall ensure that no other member of their respective groups shall, without the prior written consent of each of the Initial Banks, or, as the case may be, the Company, disclose the Mandate Documents or their contents to any other person except:

(a)

as required by law or by any applicable governmental or other regulatory authority (including, without limitation, with respect to any required filings with or communications to the Securities and Exchange Commission, the SIX Swiss Exchange, the Swiss Takeover Board or the Swiss Financial Market Supervisory Authority FINMA) or by any other applicable stock exchange, provided that if any such disclosure is required, the Company or, as the case may be, the applicable Initial Bank, shall: (i) limit disclosure to what is (A) legally required or (B) required or requested by the applicable governmental or

Mandate Letter

other regulatory authority; and (ii) exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded any such disclosure;

(b)

to its and its Affiliates’ employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph 10 or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

(c)

to the Target’s employees and professional advisers for the purpose of obtaining the Target’s recommendation of the Acquisition who have been made aware of, and agree to be bound by, the obligations under this paragraph 10 or are in any event subject to confidentiality obligations as a matter of law or professional practice.

11.	Publicity/Announcements

11.1	All publicity in connection with the Facilities shall be managed by the Initial Banks in consultation with and with the prior written consent of the Company.

11.2

No announcements regarding the Facilities or any roles as coordinator, arranger, bookrunner, underwriter, lender or agent shall be made without the prior written consent of the Company and each of the Initial Banks.

12.	Conflicts

12.1

The Company and each Initial Bank acknowledges that the Initial Banks and their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facilities in this or other transactions.

12.2

The Company and each Initial Bank acknowledges that the Initial Banks and their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

12.3

The Initial Banks and their Affiliates shall not use confidential information obtained from the Company or its Affiliates for the purposes of the Facilities in connection with providing services to other persons or furnish such information to such other persons.

12.4

The Company acknowledges that the Initial Banks and their Affiliates have no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Company or its Affiliates.

12.5

For the purposes of this paragraph 12, the term “Affiliate” shall, in relation to J.P. Morgan Limited and JPMorgan Chase Bank, N.A., include (but not be limited to) JPMorgan Cazenove Holdings and its subsidiary undertakings.

Mandate Letter

13.	Assignments

None of the Company or the Initial Banks shall assign any of their rights or transfer any of their rights or obligations under the Mandate Documents (other than, in the case of an Initial Bank, to an Affiliate of that Initial Bank), without the prior written consent of each of the Initial Banks or, as the case may be, the Company (such consent not to be unreasonably withheld or delayed).

14.	Termination

14.1	If the Company does not accept the offer made by each of the Initial Banks in the Mandate Documents before close of business in London on 11 July 2011, such offer shall terminate on that date.

14.2

Any Initial Bank may terminate its obligations under the Mandate Documents with immediate effect by notifying the other parties to this letter if any of the conditions set out in paragraph 2 (Conditions) are not satisfied and the Company has failed to remedy that non-satisfaction within ten Business Days of the earlier of being given written notice thereof or of otherwise becoming aware of that non-satisfaction.

15.	Survival

15.1	Except for paragraphs 2 (Conditions) and 14 (Termination) the terms of this letter shall survive and continue after the Facility Documents are signed.

15.2

Without prejudice to paragraph 15.1, paragraphs 4 (Fees, Costs and Expenses), 5 (Payments), 8 (Indemnity), 10 (Confidentiality), 11 (Publicity/Announcements), 12 (Conflicts) and 17 (Survival) to 19 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any Initial Bank, provided that the obligations on the Initial Banks and the Company in paragraph 10 (Confidentiality) shall terminate two years after the date of this letter.

16.	Entire Agreement

16.1

The Mandate Documents set out the entire agreement between the Company and the Initial Banks as to arranging and managing the syndication of and underwriting the Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

16.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Company and each of the Initial Banks.

17.	Third Party Rights

17.1

Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

Mandate Letter

17.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

18.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

19.	Governing Law and Jurisdiction

19.1

This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by English law.

19.2	The Company submits, for the benefit of the Initial Banks, to the exclusive jurisdiction of the English courts. The Company waives any defence of inconvenient forum that may be available.

19.3

Paragraph 19.2 is for the benefit of the Initial Banks only. As a result the Initial Banks shall not be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by law, the Initial Banks may take concurrent proceedings in any number of jurisdictions.

19.4	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)

irrevocably appoints Lonza Group UK Ltd of 228 Bath Road, Slough, Berkshire SL1 4DX as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b) agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter together with the other Mandate Documents countersigned by you (if applicable) to Marc Baignères, Managing Director at 10 Aldermanbury, London, EC2V 7RF. For the avoidance of doubt, the offer in this letter is dependent on (and shall not be effective unless we receive) your countersignature on each Mandate Document sent by us to you for countersignature with this letter.

Mandate Letter

Yours faithfully,

The Global Coordinator

/s/ Marc Baignères

For and on behalf of
J.P. MORGAN LIMITED

Name: Marc Baignères

Title: Managing Director

The Mandated Lead Arrangers

/s/ Paul Gibbs

For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED

Name: Paul Gibbs

Title: Director

/s/ Ronnie Müller	/s/ Clemens Kramer

For and on behalf of
CREDIT SUISSE AG

Name: Ronnie Müller	Name: Clemens Kramer

Title: Director	Title: Director

/s/ Marc Baignères

For and on behalf of
J.P. MORGAN LIMITED

Name: Marc Baignères

Title: Managing Director

Mandate Letter

The Bookrunners

/s/ Paul Gibbs

For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED

Name: Paul Gibbs

Title: Director

/s/ Thomas G. Muoio	/s/ Christopher Tuffey

For and on behalf of
CREDIT SUISSE AG, LONDON BRANCH

Name: Thomas G. Muoio	Name: Christopher Tuffey

Title: Managing Director	Title: Managing Director

/s/ Marc Baignères

For and on behalf of
J.P. MORGAN LIMITED

Name: Marc Baignères

Title: Managing Director

Mandate Letter

The Underwriters

/s/ Paul Gibbs

For and on behalf of
CITIBANK, N.A., LONDON BRANCH

Name: Paul Gibbs

Title: Director

/s/ Ronnie Müller	/s/ Clemens Kramer

For and on behalf of
CREDIT SUISSE AG

Name: Ronnie Müller	Name: Clemens Kramer

Title: Director	Title: Director

/s/ Marc Baignères

For and on behalf of
J.P. MORGAN CHASE BANK, N.A, LONDON BRANCH

Name: Marc Baignères

Title: Managing Director

We acknowledge and agree to the above:

/s/ Toralf Haag	/s/ Günther Jakob

For and on behalf of	For and on behalf of
LONZA GROUP LTD.	LONZA GROUP LTD.

Name: Toralf Haag	Name: Günther Jakob

Title: Chief Financial Officer	Title: Head Group Treasury

Mandate Letter

APPENDIX

Term Sheet

Mandate Letter

TERM SHEET

USD 1,550,000,000 and CHF 700,000,000
MULTICURRENCY TERM AND REVOLVING LOAN FACILITIES
FOR
LONZA GROUP LTD

Please note that the provision of the Facilities is subject to the terms and conditions of the mandate letter to which this term sheet is annexed (the “Mandate Letter”).

10 July 2011

CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE AG, and J.P. MORGAN LIMITED

PARTIES

Company:	Lonza Group Ltd.

Borrowers:

Lonza Group Ltd, and additional borrowers to be agreed between the parties in good faith, taking into account the merger structure, the acquisition process and applicable legal and regulatory restrictions (and subject to any “know your customer” requirements of the Lenders).

Guarantor:	Lonza Group Ltd.

Obligors:	The Borrowers and the Guarantor.

Global Coordinator:	J.P. Morgan Limited.

Mandated Lead Arrangers:	Citigroup Global Markets Limited, Credit Suisse AG and J.P. Morgan Limited.

Bookrunners:	Citigroup Global Markets Limited, Credit Suisse AG, London Branch and J.P. Morgan Limited.

Underwriters:	Citibank, N.A., London Branch, Credit Suisse AG and JPMorgan Chase Bank, N.A., London Branch.

Lenders:	A group of banks (each acting through a branch outside of the United States) selected with the mutual agreement of each of the Bookrunners and the Company (to include the Bookrunners).

Documentation Agent:	J.P. Morgan Limited.

Agent:	Credit Suisse AG, London Branch.

Group:	The Company and all its Subsidiaries.

Target Group:	The Target and all its Subsidiaries.

DEFINITIONS

Acquisition:	Whether in one or a series of transactions:

	(a)	any merger, consolidation, or other business combination pursuant to which the business of the Target is combined with the business of the Company;

	(b)	the acquisition by the Company, directly or indirectly, of a majority of the capital stock of the Target by way of tender or exchange offer, negotiated purchase or any other means; and/or

(c)

the acquisition by the Company, directly or indirectly, of all or substantially all of the assets, properties and/or businesses of, the Target by way of a direct or indirect purchase, exchange, or other similar means.

Acquisition Agreement:	The merger agreement relating to the Acquisition.

Facilities:	Facility A1, Facility A2, Facility B and Facility C.

Initial Utilisation Date:	The first date on which a utilisation is made under any of the Facilities.

Repeating Representations:	Each of the following Representations:

	(a)	Status;

	(b)	Binding obligations;

	(c)	Non conflict with other obligations;

	(d)	Power and authority;

	(e)	Validity and admissibility in evidence;

	(f)	No proceedings pending or threatened which are not frivolous and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

	(g)	Compliance with economic sanctions and anti-

money laundering laws and US margin regulations and, in the case of any Obligors incorporated in the United States, other applicable US laws and regulations (including the Federal Power Act, the Investment Company Act, the Foreign Corrupt Practices Act, and ERISA).

Signing Date:	The date of signing of the Agreement.

Target:	Arch Chemicals, Inc.

Total Commitments:	USD 1,550,000,000 and CHF 700,000,000.

FACILITY A1: USD 450,000,000 TERM LOAN FACILITY

Facility:	Term Loan Facility.

Amount:	USD 450,000,000, to be drawn in USD or CHF.

Facility A1 Termination Date:

6 months from the Signing Date (the “Facility A1 Original Termination Date”) or, subject to the Facility A1 Extension Option, 3 months from the Facility A1 Original Termination Date (the “Facility A1 Extended Termination Date”).

Facility A1 Extension Option:

Provided that Facility A1 has been utilised in whole or in part, the Company may require, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the Facility A1 Original Termination Date, an extension of the Facility A1 Termination Date for a period of 3 months from the Facility A1 Original Termination Date.

FACILITY A2: USD 500,000,000 TERM LOAN FACILITY

Facility:	Term Loan Facility.

Syndication:	To be syndicated in accordance with the terms of the Mandate Letter.

Amount:	USD 500,000,000 to be drawn in USD or CHF.

Facility A2 Termination Date:	(i) the earlier of: (a) 364 days from the Initial Utilisation Date; and (b) 364 days and 6 months from the Signing Date (the “Facility A2 Original Termination Date”); or

(ii) subject to the Facility A2 Extension Option, 6 months after the Facility A2 Original Termination Date.

Purpose:	To: (i) finance a portion of the consideration for the Acquisition; (ii) finance the payment of fees, costs and expenses (including related taxes) incurred by the Group in connection with the Acquisition; and (iii) refinance existing indebtedness of the Target Group and to pay any related fees, costs and expenses (including any waiver fees).

Facility A2 Availability Period:

From the Signing Date to the date falling 6 months thereafter (the “Facility A2 Original Availability Period End Date”) or, subject to the Facility A2 Availability Period Extension Options, the date falling 3 months or 6 months after the Facility A2 Original Availability Period End Date.

Minimum Amount of each Loan:	An amount in USD (or its currency equivalent) to be agreed between the parties.

Maximum Number of Loans:

To be agreed between the parties, provided that, after the Initial Utilisation Date and to the extent drawn for limb (i) of the Purpose clause, Loans can only be drawn to the extent that the Acquisition is proceeding and in order to meet staggered payments / tenders in relation thereto.

Repayment:	In full on the Facility A2 Termination Date.

Voluntary Prepayment:

Provided that Facility A1 has been prepaid and cancelled in full, the Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum amount in USD of 5,000,000 (or its currency equivalent)). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Facility A2 Availability Period Extension Options:

(a) The Company may require, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the Facility A2 Original Availability Period End Date, an extension of the Facility A2 Original Availability Period End Date by 3 months (the “Facility A2 First Extended Availability Period End Date”).

(b) If the Company has chosen to extend the Facility A2 Original Availability Period End Date pursuant to paragraph (a) above, then it may require, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the Facility A2 First Extended Availability Period End Date, an extension of the Facility A2 First Extended Availability Period End Date by 3 months.

Voluntary cancellation:	The Company may, on not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility.

Facility A2 Termination Date Extension Option:

Provided that Facility A2 has been utilised in whole or in part, the Company may require, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the Facility A2 Original Termination Date, an extension of the Facility A2

Termination Date for a period of 6 months from the Facility A2 Original Termination Date.

FACILITY B: USD 600,000,000 MULTICURRENCY TERM LOAN FACILITY

Facility:	Term Loan Facility.

Syndication:	To be syndicated in accordance with the terms of the Mandate Letter.

Amount:	USD 600,000,000 to be drawn in USD or CHF.

Facility B Termination Date:	The earlier of:

(a) 3 years from the Initial Utilisation Date; and

(b) 3 years and 6 months after the Signing Date.

Purpose:

To: (i) finance a portion of the consideration for the Acquisition; (ii) finance the payment of fees, costs and expenses (including related taxes) incurred by the Group in connection with the Acquisition; and (iii) refinance existing indebtedness of the Target Group and to pay any related fees, costs and expenses (including any waiver fees).

Facility B Availability Period:

From the Signing Date to the date falling 6 months thereafter (the “Facility B Original Availability Period End Date”) or, subject to the Facility B Availability Period Extension Options, the date falling 3 or 6 months after the Facility B Original Availability Period End Date.

Minimum Amount of each Loan:	An amount in USD (or its currency equivalent) to be agreed between the parties.

Maximum Number of Loans:

To be agreed between the parties, provided that, after the Initial Utilisation Date, and to the extent drawn for limb (i) of the Purpose clause, Loans can only be drawn to the extent that the Acquisition is proceeding and in order to meet staggered payments / tenders in relation thereto.

Repayment:	In full on the Facility B Termination Date.

Voluntary Prepayment:

Provided that Facility A1 has been prepaid and cancelled in full, the Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of an amount in USD 5,000,000 (or its currency equivalent)). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Voluntary cancellation:	The Company may, on not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility.

Facility B Availability Period Extension Options:

(a) The Company may require, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the Facility B Original Availability Period End Date, an extension of the Facility B Original Availability Period End Date by 3 months (the “Facility B First Extended Availability Period End Date”).

(b) If the Company has chosen to extend the Facility B Original Availability Period End Date pursuant to paragraph (a) above, then it may require, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the Facility B First Extended Availability Period End Date, an extension of the Facility B First Extended Availability Period End Date by 3 months.

CERTAIN FUNDS

Certain Funds Provisions:	The provisions set out in this section shall apply to Facility A1, Facility A2 and Facility B (together the “Acquisition Facilities”).

Certain Funds Period:

The period from the Signing Date until the earlier of (i) the later to occur of the last day of the Availability Period for Facility A1, Facility A2 and Facility B; (ii) the first day on which Facility A1, Facility A2 and Facility B have each been utilised in full; and (iii) the date on which the Acquisition has completed and been fully funded and all mandatory refinancing triggered as a result thereof has taken place.

Certain Funds:

The Acquisition Facilities will be made available on a Certain Funds basis. Certain Funds means that during the Certain Funds Period and notwithstanding any provision in the Agreement to the contrary, no Lender is entitled to:

	(a)	cancel a lending commitment;

(b)

rescind, terminate or cancel the Agreement or any Acquisition Facilities or exercise any similar right or remedy or take any action or make or enforce any claim under or in respect of any Finance Document to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of any loan or utilisation under the Agreement;

	(c)	refuse to participate in or make available any loan or utilisation under the Agreement;

	(d)	exercise any right of set off or counterclaim or similar right or remedy which it may have in relation to any loan or utilisation under the Agreement; or

	(e)	cancel, accelerate or cause repayment or prepayment of any loan or utilisation under the Agreement,

unless the entitlement to take any of the actions referred to in paragraphs (a) to (e) above arises because of any matter listed below (a “Certain Funds Event”):

		(i)	the conditions precedent documents have not been delivered in form and substance satisfactory to the Facility Agent (acting reasonably);

(ii)

a Major Representation is not correct in all material respects (to the extent not already subject to materiality) or will not be correct in all respects immediately after the relevant loan or utilisation under the Agreement is made;

		(iii)	there has been a Change of Control of the Borrower;

		(iv)	a Major Default is outstanding or will result from the making of that loan or utilisation under the Agreement; or

		(v)	it is unlawful for a Lender to perform any of its obligations under the relevant Finance Documents.

Immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall (subject as stated below under “Clean-up Period”) be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Major Default	(a)	In relation to any Obligor, an Event of Default in relation to non-payment, insolvency, insolvency proceedings, unlawfulness or repudiation; and

	(b)	in relation to any Obligor, no Event of Default arising as a result of a breach of a Major Undertaking.

Major Undertaking

Authorisations and status (but only to the extent that breach of such undertaking would be materially prejudicial to the interests of the finance parties), compliance with laws, negative pledge, disposal, acquisitions, merger, change of business, guarantees, subsidiary indebtedness and Acquisition related undertakings.

Major Representation

in relation to the Borrower or any Principal Subsidiary other than an Excluded Principal Subsidiary, no Event of Default arising as a result of breach of the following representations: status, binding obligations (subject to the reservations), no conflict, power and authority, validity and admissibility in evidence and ranking.

Clean Up Period	If, during the period ending 100 days after the Initial Drawdown Date (the “Clean-up Period”), any event or circumstance arises or becomes apparent in relation to the Target Group which would otherwise constitute an Event of Default (a “Clean-up Default”), that Clean-up Default will not:

(a)	constitute an Event of Default;

(b)	operate to prevent any utilisation or loan under the Agreement;

(c)	allow the Facility Agent to accelerate or take any enforcement action, provided that the Clean-up Default:

	(i)	was not procured or approved by the Company;

	(ii)	does not have a Material Adverse Effect;

	(iii)	has ceased to exist at the end of the Clean-up Period; and

	(iv)	does not relate to the insolvency of the Target Group.

FACILITY C: CHF 700,000,000 REVOLVING LOAN FACILITY

Facility:	Revolving Loan Facility.

Syndication:	To be syndicated in accordance with the terms of the Mandate Letter.

Amount:	CHF 700,000,000, to be drawn in CHF.

Facility C Termination Date:	5 years from the Signing Date (the “Facility C Original Termination Date”) or, subject to the Facility C Extension Options, 1 year or 2 years after the Original Facility C Termination Date.

Purpose:	To first repay and cancel in full the outstanding loans provided under the facility agreement dated 14 December 2006 (the “Existing RCF”) and, thereafter, for general corporate purposes of the Group.

Facility C Availability Period:	From the Signing Date to one month prior to the Facility C Termination Date.

Minimum Amount of each Loan:	An amount in CHF of 10,000,000

Maximum Number of Loans:	10

Repayment:	Each Loan shall be repaid on the last day of its Interest Period.

Voluntary Prepayment:

Provided that Facility A1 has been prepaid and cancelled in full, the Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum of an amount in CHF 5,000,000. Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Voluntary cancellation:	The Company may, on not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum amount in CHF to be agreed between the parties) of the Available Facility.

Facility C Extension Options:

The Company may request, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the first anniversary of the Signing Date (the “Facility C First Extension Request”), an extension of the Facility C Termination Date for a period of one year from the Original Facility C Termination Date. The new termination date shall be the “Facility C First Extended Termination Date”.

Thereafter, the Company may request, by giving not more than 60 days’ and not less than 30 days’ notice to the Lenders prior to the second anniversary of the Signing Date (the “Facility C Second Extension Request”), an extension of the Facility C Termination Date for a period of one year from the Facility C First Extended Termination Date or, if the First Facility C Extension Request has not been made, two years from the Facility C Original Termination Date.

No Lender shall be obliged to extend its commitments beyond the Facility C Original Termination Date or the Facility C First Extended Termination Date, as applicable.

A Lender who did not agree to the Facility C First Extension Request shall be allowed to extend its commitments for a period of two years by agreeing to the Facility C Second Extension Request.

OTHER TERMS

Documentation:

The Facility will be made available under a facility agreement (the “Agreement”) based on the facility agreement for the Existing RCF, updated to (i) reflect the provisions of this term sheet; and (ii) to include provisions based closely on the relevant terms of the Loan Market Association investment grade or, as the case may be, leveraged documentation relating to among other things, default interest, breakage costs, tax gross up and indemnities, all risks indemnity, increased costs, set-off, administration. defaulting lenders, impaired agents, substitution of lenders, market disruption, “snooze and lose”, “yank the bank” and otherwise in form and substance satisfactory to the Obligors, Global Coordinator, Bookrunners, Underwriters, Mandated Lead Arrangers and Lenders.

The Agreement will be negotiated, executed and delivered outside the United States and, so long as the Target remains a US publicly-listed company, all proceeds of utilisations thereunder will be funded and disbursed by the Lender outside of the United States.

Interest Periods for Loans:	1, 2, 3 or 6 months or any other period agreed between the Obligors and the Lenders.

Interest on Loans:	The aggregate of the applicable:

	(a)	Margin;

	(b)	LIBOR (set by reference to Reuters or, if not available, on the basis of rates provided by agreed Reference Banks); and

	(c)	Mandatory Cost, if any.

Payment of Interest on Loans:

Interest is payable on the last day of each Interest Period (and, in the case of Interest Periods of longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).[1]

Prepayment and Cancellation:	(a)	Illegality

A Lender may cancel its Commitment and/or require

[1]

Note: If any Obligor is incorporated in, or has significant property in, Arkansas, California, Colorado, Florida, Georgia, Massachusetts, Michigan, Montana, New Hampshire, New Jersey, Ohio, Pennsylvania, Rhode Island, Tennessee or Texas, then an anti-usury provision to be included in the Facility Agreement to ensure that the interest charged does not exceed the highest lawful rate.

prepayment of its share of the Loans.

(b)	Change of Control

If any person or group of persons acting in concert gains control (in terms of voting power, share capital, ability to appoint the majority of the board of directors or otherwise) of the Company:

(1) a Lender shall not be obliged to fund a Loan (except for a Rollover Loan); and

(2) a Lender may by not less than 30 days’ notice cancel its Commitment and require repayment of all its share of the Loans.

(c)	Increased Costs, Tax Gross Up and Tax Indemnity

The Company may cancel the Commitment of and prepay any Lender that makes a claim under these provisions.

(d)	Proceeds of debt or equity issuance

The Company shall prepay and cancel (or, to the extent in excess of outstanding Loan Amounts, cancel the available commitments under) Facility A1 from 100 per cent. of the proceeds of any debt or equity issuance (a “Relevant Issue”) (less any reasonable expenses incurred and taxes required to be paid in relation to such issuance) and, to the extent Facility A1 is thereby prepaid and cancelled in full, shall use any remaining such proceeds to prepay and cancel (or, to the extent in excess of outstanding Loan Amounts, cancel the available commitments under) Facility A2.

In the event that the Company identifies any other specific exceptions that should not fall within the definition of “Relevant Issue” and which are reasonably necessary for the normal treasury operations of the Group, the parties will negotiate in good faith to agree such exceptions to be included in the Agreement.

(e)	Disposals

The Company shall prepay and cancel (or, to the extent in excess of outstanding Loan Amounts, cancel the available commitments under) the

Facilities from 100 per cent. of the proceeds of any disposal (other than disposals in the ordinary course of business, disposals by an Obligor or a non-Obligor to an Obligor or by a non-Obligor to another non-Obligor, disposals of assets where the proceeds are reinvested in equivalent assets or superior assets, disposals of cash equivalent investments in exchange for other cash equivalent investments, disposals constituted by IP licensing, disposals to any joint venture entity (up to a maximum aggregate value of in USD per year as agreed in good faith between the parties prior to the Signing Date), disposals as a result of any permitted security, disposals of receivables in a securitisation (up to a maximum aggregate value of USD per year as agreed in good faith between the parties prior to the Signing Date), and other disposals where the aggregate value of the assets the subject of such disposals does not, in any financial year, exceed CHF 40,000,000 or its equivalent in any currency) (less any reasonable expenses incurred and taxes required to be paid in relation to such disposal).

In the event that the Company identifies any specific exceptions that should not fall within the prepayment requirement for disposal proceeds and which are reasonably necessary in the ordinary course of trading of the Group, the parties will negotiate in good faith to agree such exceptions to be included in the Agreement.

The Facilities shall be prepaid and cancelled in full in the following order:

- Facility A1

- Facility A2

- Facility B

(f)	Acquisition does not proceed

If the Company gives written notice to the Mandated Lead Arrangers that the Acquisition is not proceeding or that the tender offer in relation thereto has been withdrawn, or if the Acquisition Agreement is otherwise terminated (and in any such circumstances the Company shall notify the Mandated Lead Arrangers promptly), the available commitments under each of Facility A1, Facility A2 and Facility B will be cancelled in full. For the avoidance of doubt, the available commitments under Facility C will not be so cancelled.

Representations:

Each Obligor will, in respect of itself and, to the extent relevant, in respect of each of its Subsidiaries, make: (i) certain representations on the Signing Date (including but not be limited to the following, and subject to appropriate carve-outs) and (ii) the Repeating Representations on the date of each Utilisation Request and the first day of each Interest Period):

	(a)	Status

	(b)	binding obligations

	(c)	non conflict with other obligations

	(d)	power and authority, governmental and third-party approvals and consents;

	(e)	validity and admissibility in evidence

	(f)	governing law and enforcement

	(g)	no deduction of tax

	(h)	no filing or stamp taxes

	(i)	no default

	(j)	no misleading information

	(k)	financial statements

	(l)	pari passu ranking

	(m)	no proceedings pending or threatened

	(n)	no member of the Group has given any guarantees other than Permitted Guarantees

	(o)	no member of the Group has any financial indebtedness other than the Permitted Financial Indebtedness

	(p)	Intellectual property

(q)

US regulations (including economic sanctions and anti-money laundering laws and US margin regulations and, in the case of any Obligors incorporated in the United States, other applicable US laws and regulations (such as the Federal Power, the Investment Company Act, the Foreign Corrupt

Practices Act, and ERISA)).

Information Undertakings:	The Company and, in the case of paragraph (a) below only, each Obligor, shall supply each of the following:

	(a)	as soon as they become available, but in any event within 4 months of the end of its financial years, its audited financial statements (consolidated in the case of the Company)

	(b)	as soon as they become available, but in any event within 3 months of the end of each of its financial half years, its consolidated financial statements

(c)

with each set of consolidated financial statements, a compliance certificate signed by two directors of the Company or one director and one member of the senior management and, in the case of the audited consolidated financial statements, reported on by the Company’s auditors

	(d)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally

(e)

notification of any Default and details of any material litigation, arbitration or administrative proceedings or, in the case of any Obligors incorporated in the United States, any ERISA events in respect of the Group.

	(f)	such other information regarding the financial condition, business and operations of any member of the Group as any Finance Party may reasonably request (through the Agent).

(g)

in the event that the Company reasonably believes that an event or circumstance has occurred, or is reasonably likely to occur, which would constitute a Company Material Adverse Effect (as defined in the Acquisition Agreement, an “MAE Event”), it shall promptly notify the Lenders thereof, and, following such notice (or following any notice by the Lenders to the Company that in their reasonable opinion an MAE Event has occurred or is reasonably likely to occur) the Company, at the request of the Lenders, shall consult in good faith with the Lenders as to what action (if any) should be taken as a consequence thereof.

(h)

such information as is reasonably necessary to keep the Agent informed as to the status and progress of the Acquisition (and such other information in relation to the Acquisition as the Agent may reasonably request from time to time).

On the introduction of or any change in law, a change in the status of any Obligor or a proposed assignment or transfer by a Lender, the Company shall promptly upon the request of the Agent (for itself and on behalf of any Lender) supply such documentation and other evidence as is reasonably requested by the Agent (for itself and on behalf of any Lender or prospective new Lender) in order for the Agent (for itself and on behalf of any Lender or prospective new Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other money laundering checks in relation to the transactions contemplated in the Finance Documents.

The Company may satisfy its obligations to deliver information by posting such information onto an electronic website.

Financial Covenant:

Subject as set out below, the Company shall ensure that the ratio of Consolidated Total Net Debt to Consolidated EBITDA does not exceed 3.75:1. The first testing date shall be 31 December 2011 (with the financial covenant tested as at that date on a pro forma consolidated Group basis for the previous 12 month period). Thereafter, the financial covenant shall be tested on a semi-annual basis based on a rolling 12 month test period.

The financial covenant ratio shall decrease by 0.25:1 with effect from 31 December 2012, and by a further 0.25:1 with effect from 31 December 2013.

The Financial Covenant shall cease to apply if the ratio of Consolidated Total Net Debt: Consolidated EBITDA falls below 2.50:1 and Facility A1 and Facility A2 have been repaid in full. If, having fallen below 2.50:1, the ratio of Consolidated Total Net Debt: Consolidated EBITDA at any time again exceeds 3.00:1, the Company shall, at all times from and after such time, ensure that the ratio of Consolidated Total Net Debt: Consolidated EBITDA does not exceed 3.75:1.

The definitions used for the purposes of the financial covenant are set out in Schedule 1.

General Undertakings:

Undertakings will be included in the Agreement in respect of the Obligors and, where applicable, in relation to the Group. These undertakings will include, but not be limited to, the following (and will be subject to appropriate carve-outs):

	(a)	authorisations and status

(b)

compliance with laws (including all relevant environmental laws, economic sanctions and anti-money laundering laws and US margin regulations and, in the case of any Obligors incorporated in the United States, ERISA), including payment of taxes

(c)

negative pledge subject to agreed carve-outs for both the Group and the Target Group, including a general basket of CHF 100,000,000 in aggregate for the Group and the Target Group for the duration of the Agreement

(d)

until such time as Facility A1, Facility A2 and Facility B have been prepaid in full, there shall be no restriction on disposals by members of the Group, provided that they are (a) made on arm’s length terms; or (b) made by a member of the Group to an Obligor or another member of the Group or by an Obligor to another Obligor

(e)

from the date on which Facility A1, Facility A2 and Facility B have been repaid (or prepaid) and cancelled in full, disposals shall be restricted subject to the exceptions contained in the facility agreement for the Existing RCF, including a general basket of CHF 250,000,000

(f)

restriction on acquisitions of shares and businesses (other than to the extent funded by new equity issuance), subject to agreed exceptions including the Acquisition, the acquisition of one biotechnology manufacturing plant in either Singapore, USA or Ireland, acquisitions of the shares in any other member of the Group and any other acquisitions where the aggregate consideration for all such acquisitions does not exceed CHF 400,000,000 in any financial year and CHF 800,000,000 over the life of the Facilities and provided that, from the date on which Facility A1, Facility A2 and Facility B have been irrevocably prepaid and cancelled in full, there shall be no restrictions on such acquisitions to the extent they are funded from the proceeds of any permitted disposal.

(g)

restriction on amalgamation, merger, demerger and corporate reconstruction of the Obligors (for the avoidance of doubt this will not restrict the restructuring of business sectors and/or business units of the Company within the Group)

(h)	no change of business

(i)

no guarantees other than guarantees given: (i) by a member of the Target Group that are in existence as at the date of the Agreement (including any refinancing thereof of no greater amount); (ii) by the Company in support of any debt raised in the capital markets by a finance vehicle (including, for the avoidance of doubt, in respect of US revenue bonds provided that the maximum aggregate amount of such guarantees does not exceed USD 150,000,000 at any time), and (iii) by the Company or any member of the Target Group in the ordinary course of business, provided that the aggregate amount of all such guarantees permitted under this sub-paragraph (iii) shall not exceed USD 500,000,000 at any time. Such guarantees to be defined as “Permitted Guarantees”

(j)

no subsidiary indebtedness other than Financial Indebtedness (excluding indebtedness used in permanent prepayment of any Facility, and other agreed exceptions such as specified existing debt, intra-group debt and debt within the Target Group that is outstanding as at the date of the Agreement and not refinanced by the Facilities) (and any refinancing of such debt of no greater amount) not exceeding in aggregate for all Subsidiaries of CHF 300,000,000 at any time

(k)	maintenance of insurance

(l)	maintenance of intellectual property

(m)	pari passu ranking

(n)

there shall be no material changes or waivers to the Acquisition Agreement (including but not limited to the offer price) provided that, subject to paragraph (g) of the Information Undertakings, this shall not restrict the waiver of a condition to closing of the

Acquisition (other than the Minimum Condition (as defined in the Acquisition Agreement)).

Events of Default:

The Agreement will contain certain Events of Default in respect of the Obligors and, if appropriate, any member of the Group. These Events of Default will include, but not be limited to, the following (and will be subject to appropriate carve-outs):

	(a)	non-payment unless failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date

	(b)	any financial covenant not satisfied

(c)

failure to comply with any other obligations provided that no Event of Default will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Agent giving notice to the Company or the relevant Obligor becoming aware of the failure to comply

(d)

misrepresentation which, if capable of remedy, has not been remedied within 20 Business Days from the date on which the relevant Obligor became aware that the representation or statement provided proved to be incorrect or misleading

	(e)	cross default, subject to a minimum amount of CHF 40,000,000

	(f)	insolvency

	(g)	insolvency proceedings (including automatic acceleration upon the filing of such proceedings in the United States in respect of any Borrower)

	(h)	creditors’ process

	(i)	unlawfulness

	(j)	repudiation

(k)

material adverse change (being the occurrence of any events or circumstances which have, or could reasonably be expected to have, a material adverse effect on the ability of the Obligors to perform their payment obligations under the facility documentation

(l) in the case of any Obligors incorporated in the United States, material ERISA event.

Majority Lenders:	66⅔ per cent. of Total Commitments or if Loans are outstanding, 66⅔ per cent. of Loans.

All Lender decisions:	As in the Existing RCF, but to include any amendment or waiver in relation to a mandatory repayment provision.

Assignments and Transfers by Lenders:	A Lender may assign any of its rights or transfer by novation any of its rights and obligations subject to:

(a) a Lender, prior to any such transfer or assignment (other than any assignment or transfer to another Lender or an affiliate of a Lender, being a qualifying lender, or while an Event of Default is outstanding) having received the prior written consent of the Company (not to be unreasonably withheld or delayed and which will be deemed to have been given if no express refusal is received within 10 Business Days); and

(b) at any time, there being no more than 10 non-Swiss qualifying lenders; and

(c) at any time that the Target remains a US publicly-listed Company, such new Lender is acting through a branch outside the United States

If such assignment or transfer would result in any increased costs (including any tax-gross up or indemnity) to the Borrowers, then the new Lender or Lender acting through its new facility office is only entitled to receive payment under those provisions to the same extent as the existing Lender or Lender acting through its previous facility office would have been if the assignment, transfer or change had not occurred.

Sub-participations shall be treated as assignments in this context.

Transfers will be in a minimum amount of CHF 5,000,000 or, as the case may be, USD 5,000,000 or, if less, that Lender’s commitment.

Conditions Precedent:

These will include the following in relation to each Obligor in form and substance satisfactory to the Agent (acting reasonably) (provided that (k) and (l) will not apply to a utilisation of Facility C):

(a) constitutional documents

(b)	resolution of board of directors

(c)	specimen signatures

(d)	borrowing certificate

(e)	certification of copy documents

(f)	legal opinions of external legal counsel to the Mandated Lead Arrangers and Bookrunners and the Agent

(g)	evidence of appointment of process agent

(h)	financial statements relating to each Obligor

(i)	evidence of payment of all fees, costs and expenses then due from the Obligors under the Agreement

(j)

evidence that the Existing RCF has been or will, from the proceeds of the first Facility C drawing (which, for the avoidance of doubt shall be on the same date as or before the drawing of each other Facility), be irrevocably cancelled and repaid in full

(k)

evidence that all conditions to closing of the Acquisition other than the payment of the purchase price have been satisfied or (other than in the case of the Minimum Condition (as defined in the Acquisition Agreement)) waived (including receipt of approvals of the Acquisition and the related documents by the Counterparty’s board of directors and shareholders, in each case without any change in recommendation or approval of an alternative transaction)

(l)	no material change or (except as permitted under paragraph (k) above) waiver to the terms of the Acquisition documents (including but not limited to the offer price)

(m)	a duly completed purpose statement, if required to evidence compliance with the US margin regulations.

Security Over Lenders’ Rights:

The Lenders may freely assign or pledge all or any part of their rights or interests under the facility agreement to a federal reserve or central bank (including to the European Central Bank, any member of the European System of Central Banks) as security for the benefit of such federal reserve or central bank, provided that (i) such assignment or pledge does not involve a release of such Lender from any of its obligations under the facility agreement and (ii) in no event shall the federal reserve or central bank be considered to be a Lender or be entitled to require the transferring or assigning Lender to take or omit any action under the facility agreement.

Costs and Expenses:

All costs and expenses (including legal fees) reasonably incurred by the Agent, the Mandated Lead Arrangers and the Bookrunners and previously agreed with the Company in connection with the preparation, negotiation, printing, execution and syndication of the Agreement and any other document referred to in it shall be paid by the Company promptly on demand whether or not the Agreement is signed.

Governing Law:	English.

Jurisdiction:	Courts of England.

Definitions:	Terms defined in the current recommended form of multicurrency syndicated facility agreement of the LMA have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet.

Schedule 1

Financial Covenant definitions

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;

(h)

any amount of any liability under an advance or deferred purchase agreement if (i) the primary reason behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 120 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Cash” means, at any time, cash at bank to which a member of the Group is alone beneficially entitled and for so long as:

(a)	that cash is freely withdrawable;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash; and

(d)	such cash is freely and immediately available to be applied in repayment or prepayment of the Borrowings of the Group.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Norway, Austria, Belgium, Bulgaria, Denmark, Finland, France, Germany, Luxembourg, Netherlands, Sweden or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i) for which a recognised trading market exists;

(ii) issued by an issuer incorporated in the United States of America, the United Kingdom, Norway, Austria, Belgium, Bulgaria, Denmark, Finland, France, Germany, Luxembourg, Netherlands or Sweden;

(iii) which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Consolidated EBIT” means the consolidated profits of the Group from ordinary activities before taxation:

before deducting any Consolidated Net Finance Charges;

(a)	before taking into account any accrued interest owing to any member of the Group;

(b)	before taking into account any items treated as exceptional or extraordinary items;

(c)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests;

(d)

after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity;

(e)	before taking into account any unrealised exchange gains and losses including those arising on translation of currency debt; and

(f)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset at any time before 30 December 2010,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“Consolidated EBITDA” means Consolidated EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

(e)	deducting any accrued interest owing to any member of the Group on any deposit or bank account.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Group;

(b)	including, in the case of finance leases, only the capitalised value therefore; and

(c)	deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Group at such time,

and so that no amount shall be included or excluded more than once.